Exhibit 99.1

Contact:

Nancy Krejsa

Senior Vice President

Investor Relations and Corporate Communications

+1-972-595-5083

nkrejsa@sftp.com

Private Offering of $300 Million of Senior Notes Announced by Six Flags

GRAND PRAIRIE, Texas — June 7, 2016 — Six Flags Entertainment Corporation (NYSE: SIX) today announced that it is seeking to raise $300 million in a private placement of senior notes. It intends to use half of the proceeds to pay down a portion of the company’s outstanding senior secured Term Loan B that matures in 2022 and the other half for general corporate purposes, including share repurchases and refinancing fees.

The notes will not be registered under the Securities Act of 1933, as amended (“Securities Act”), or the securities laws of any other jurisdiction, and will not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements. The offering of the notes will be made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act and to non-U.S. persons in accordance with Regulation S under the Securities Act.

This press release is issued pursuant to Rule 135c of the Securities Act and does not constitute an offer to sell, or a solicitation of an offer to buy, any security. No offer, solicitation, or sale will be made in any jurisdiction in which such an offer, solicitation, or sale would be unlawful. Any offers of the notes will be made only by means of a private offering memorandum.

Forward Looking Statements

The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under the Company’s credit facilities to meet its future liquidity needs, (ii) the Company’s ability to roll out its capital enhancements in a timely and cost effective manner, (iii) the Company’s ability to improve operating results by implementing strategic cost reductions, and organizational and personnel changes without adversely affecting its business, (iv) the Company’s operations and results of operations, and (v) the risk factors or uncertainties listed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q, and its other filings and submissions with the SEC, each of which are available free of charge on the Company’s investor relations website at www.sixflags.com/investors and on the SEC’s website at www.sec.gov.